Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., January 27, 2011 — Insteel Industries, Inc. (NasdaqGS: IIIN) today reported a net loss of $7.6 million ($0.44 per share) for the first quarter of fiscal 2011 compared with a net loss of $1.1 million ($0.07 per share) in the first quarter of fiscal 2010. The net loss for the current year quarter includes $2.8 million of acquisition-related costs ($0.10 per share after-tax) and $4.4 million of restructuring charges ($0.16 per share after-tax) related to the acquisition of certain of the assets of Ivy Steel & Wire, Inc. (“Ivy”). The net loss for the prior year quarter includes $1.9 million of inventory write-downs ($0.07 per share after-tax) to reduce the carrying value of inventory to the lower of cost or market.
Net sales for the first quarter of fiscal 2011 increased 27.0% to $52.3 million from $41.2 million in the first quarter of fiscal 2010 due to the addition of Ivy’s facilities and higher sales at the Company’s existing facilities. Shipments for the first quarter of fiscal 2011 increased 15.9% from the prior year quarter and average selling prices increased 9.5%. On a sequential basis, shipments decreased 7.7% from the fourth quarter of fiscal 2010 due to the usual seasonal downturn while average selling prices increased 0.9%.
Insteel’s financial results for the first quarter of fiscal 2011 were unfavorably impacted by compressed spreads between selling prices and raw material costs, and elevated unit conversion costs. Demand for the Company’s products continued to trend at depressed levels as the seasonal weakness was compounded by the recessionary conditions in the construction sector. Insteel’s overall capacity utilization for the quarter was 35% compared with 49% in the fourth quarter of fiscal 2010 and 33% in the first quarter of fiscal 2010.
Operating activities used $5.1 million of cash for the first quarter of fiscal 2011 compared with $9.8 million in the first quarter of fiscal 2010 as net working capital provided $2.0 million of cash during the current year quarter while using $12.9 million in the prior year quarter. Capital expenditures for the current year quarter were $0.5 million and are expected to total less than $10.0 million for fiscal 2011. Insteel ended the quarter with $2.8 million of cash and cash equivalents, $13.5 million of total debt and no borrowings outstanding on its $75.0 million revolving credit facility.
Ivy Acquisition and Restructuring Activities
On November 19, 2010, Insteel, through its wholly-owned subsidiary, Insteel Wire Products Company, acquired certain of the assets of Ivy for an adjusted purchase price of $50.8 million, after giving effect to the post-closing working capital adjustment and subject to certain additional post-closing adjustments. Under the terms of the purchase agreement, Insteel acquired, among other assets, certain of Ivy’s inventories and its production facilities located in Hazleton, Pennsylvania; Jacksonville, Florida; Kingman, Arizona; and St. Joseph, Missouri, in addition to the production equipment located at its
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Houston, Texas facility, for $37.3 million of cash and a $13.5 million secured subordinated note payable over five years.
The Company is proceeding with its previously announced plans to consolidate its Texas and Northeast operations, closing the facilities in Houston, Texas and Wilmington, Delaware, and relocating the manufacturing to its plants in Dayton, Texas and Hazleton, Pennsylvania, respectively. Operations at the leased Houston facility ceased in December 2010 and the Wilmington facility is expected to be closed by the end of March 2011. The annualized cost savings from the plant consolidations is expected to be approximately $5.0 million. The Company has also implemented staffing reductions across its sales, administration and manufacturing support functions to address the redundancies resulting from the Ivy acquisition. The annualized cost savings from the staffing reductions is expected to be approximately $4.0 million.
The $4.4 million of restructuring charges recorded during the quarter include asset impairment charges to write down the carrying value of long-lived assets related to the plant closures and decommissioning of equipment ($2.9 million); employee separation costs associated with the plant closures and other staffing reductions ($1.0 million); and future lease obligations for the closed Houston facility ($0.5 million). The Company currently expects to incur approximately $2.0 million of additional restructuring charges for equipment relocation and employee separation costs, and approximately $0.4 million of additional acquisition-related costs over the remainder of the fiscal year.
Outlook
Commenting on the business outlook for the balance of fiscal 2011, H.O. Woltz III, Insteel’s president and CEO, said, “We expect demand for concrete reinforcing products to remain at depressed levels during our second fiscal quarter due to the continued softness in our construction end markets and the usual seasonal weakness. Despite the anemic demand environment, prices for hot-rolled steel wire rod, our primary raw material, have surged higher since December driven by escalating scrap costs for steel producers. Although we have announced price increases to recover these additional costs in our markets, the eventual net impact on margins is uncertain at this time.
As we move into the second half of the fiscal year, we expect increasing contributions from the Ivy acquisition through the anticipated operational synergies and the completion of our transition and integration activities. We are pleased with the progress that has been made thus far and look forward to realizing the improved earnings power that we believe we have put into place as our markets gradually rebound.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter 2011 financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/ and will be archived for replay until the next quarterly conference call.
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel currently operates
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Insteel Industries, Inc.

ten manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 2, 2010. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties that may be encountered in integrating the acquisition of certain assets of Ivy into Insteel’s existing business; potential difficulties in realizing synergies, including reduced operating costs, with respect to Insteel’s acquisition of certain assets of Ivy and the cessation of operations at the Houston, Texas and Wilmington, Delaware facilities; competitive and customer responses to Insteel’s expanded business; general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing to Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction, particularly commercial construction, and the impact on demand for Insteel’s products; the timing of the resolution of a new multi-year federal transportation funding authorization and the magnitude of the infrastructure-related funding provided for that requires the use of Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh (“ESM”) and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 2, 2010 and in other filings made by Insteel with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	January 1,	January 2,
	2011	2010
Net sales	$52,306	$41,201
Cost of sales	52,441	37,526
Inventory write-downs	—	1,933

Gross profit (loss)	(135)	1,742
Selling, general and administrative expense	4,168	3,742
Acquisition costs	2,750	—
Restructuring charges	4,390	—
Other income, net	(13)	(153)
Interest expense	151	148
Interest income	(13)	(12)

Loss from continuing operations before income taxes	(11,568)	(1,983)
Income taxes	(3,940)	(860)

Loss from continuing operations	(7,628)	(1,123)
Loss from discontinued operations net of income taxes of $- and ($8)	—	(13)

Net loss	$(7,628)	$(1,136)

Per share amounts:
Basic:
Loss from continuing operations	$(0.44)	$(0.07)
Loss from discontinued operations	—	—

Net loss	$(0.44)	$(0.07)

Diluted:
Loss from continuing operations	$(0.44)	$(0.07)
Loss from discontinued operations	—	—

Net loss	$(0.44)	$(0.07)

Cash dividends declared	$0.03	$0.03

Weighted average shares outstanding
Basic	17,511	17,410

Diluted	17,511	17,410

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)	(Audited)
	January 1,	October 2,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,787	$45,935
Accounts receivable, net	22,356	24,970
Inventories	61,062	43,919
Prepaid expenses and other	4,961	3,931

Total current assets	91,166	118,755
Property, plant and equipment, net	91,521	58,653
Other assets	7,583	5,097

Total assets	$190,270	$182,505

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,342	$20,689
Accrued expenses	8,316	5,929
Current portion of long-term debt	675	—
Current liabilities of discontinued operations	—	210

Total current liabilities	31,333	26,828
Long-term debt	12,825	—
Other liabilities	5,852	7,521
Long-term liabilities of discontinued operations	—	280
Shareholders’ equity:
Common stock	17,579	17,579
Additional paid-in capital	46,489	45,950
Retained earnings	78,501	86,656
Accumulated other comprehensive loss	(2,309)	(2,309)

Total shareholders’ equity	140,260	147,876

Total liabilities and shareholders’ equity	$190,270	$182,505

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	January 1,	January 2,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(7,628)	$(1,136)
Loss from discontinued operations	—	13

Loss from continuing operations	(7,628)	(1,123)
Adjustments to reconcile loss from continuing operations to net cash used for operating activities of continuing operations:
Depreciation and amortization	2,054	1,715
Amortization of capitalized financing costs	20	125
Stock-based compensation expense	539	487
Asset impairment charges	2,868	—
Inventory write-downs	—	1,933
Excess tax benefits from stock-based compensation	—	(11)
Loss on sale of property, plant and equipment	—	11
Deferred income taxes	(3,969)	(345)
Increase in cash surrender value of life insurance over premiums paid	(248)	—
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	2,614	3,513
Inventories	3,442	(1,840)
Accounts payable and accrued expenses	(4,038)	(14,525)
Other changes	(745)	289

Total adjustments	2,537	(8,648)

Net cash used for operating activities — continuing operations	(5,091)	(9,771)
Net cash used for operating activities — discontinued operations	—	(29)

Net cash used for operating activities	(5,091)	(9,800)

Cash Flows From Investing Activities:
Acquisition of business	(37,588)	—
Capital expenditures	(506)	(327)
Increase in cash surrender value of life insurance policies	—	(111)

Net cash used for investing activities — continuing operations	(38,094)	(438)

Net cash used for investing activities	(38,094)	(438)

Cash Flows From Financing Activities:
Proceeds from long-term debt	109	52
Principal payments on long-term debt	(109)	(52)
Cash received from exercise of stock options	—	17
Excess tax benefits from stock-based compensation	—	11
Cash dividends paid	—	(526)
Other	37	(32)

Net cash provided by (used for) financing activities — continuing operations	37	(530)

Net cash provided by (used for) financing activities	37	(530)

Net decrease in cash and cash equivalents	(43,148)	(10,768)
Cash and cash equivalents at beginning of period	45,935	35,102

Cash and cash equivalents at end of period	$2,787	$24,334

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$36	$24
Income taxes	709	—
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	73	92
Declaration of cash dividends to be paid	527	—
Restricted stock surrendered for withholding taxes payable	—	7
Note payable issued as consideration for business acquired	13,500	—
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Insteel Industries, Inc.